EXHIBIT 99.1

SYSCO ANNOUNCES NEW DIRECTOR TO BOARD

HOUSTON, August 16, 2024 – Sysco Corporation (NYSE:SYY), the world’s largest food distributor, announced today that Roberto Marques will join Sysco’s Board of Directors effective August 15, 2024.

Kevin Hourican, Sysco's chair of the board and CEO, said, "We are very pleased to welcome Roberto to our board. Sysco’s board and management team will benefit from Roberto’s extensive experience in global, consumer-focused businesses. Roberto has worked in a number of consumer sectors, including healthcare, food, and beauty. His range of business experience, especially his international skill set, will be invaluable to Sysco as we continue to advance our Recipe For Growth strategy.”

Roberto Marques is currently serving as a Board Director at Alcoa Corporation, a publicly traded company listed at NYSE, at We Mean Business Coalition, a global non-profit Organization on climate change and at US Tennis Association Foundation. From 2016 to 2022, starting as Board Director and then Executive Chairman and Group CEO, Roberto led the expansion and transformation of Natura & Co., a purpose-driven, relationship selling cosmetic group. Prior to that he was an Executive Vice President and President for North America at Mondelez International and spent over 25 years at Johnson & Johnson where he held various global executive and senior positions.
About Sysco
Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes equipment and supplies for the foodservice and hospitality industries. With more than 76,000 colleagues, the company operates 340 distribution facilities worldwide and serves approximately 730,000 customer locations. For fiscal year 2024 that ended June 29, 2024, the company generated sales of more than $78 billion. Information about our Sustainability program, including Sysco’s 2023 Sustainability

Report and 2023 Diversity, Equity & Inclusion Report, can be found at www.sysco.com.

For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoFoods. For important news and information regarding Sysco, visit the Investor Relations section of the company’s Internet home page at investors.sysco.com, which Sysco plans to use as a primary channel for publishing key information to its investors, some of which may contain material and previously non-public information. In addition, investors should continue to review our news releases and filings with the SEC. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

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